Exhibit 10.7

EXECUTION VERSION

SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Second Amended and Restated Executive Employment Agreement (“Agreement”), by and between Leslie’s, Inc. (the “Company”) and Steven M. Weddell (“Executive”), is dated as of October 19, 2020 and effective as of the date of consummation of the Company’s initial public offering pursuant to its filed Registration Statement on Form S-1 (File No. 333-249372) (the “Effective Date”). If the Effective Date does not occur for any or no reason, this Agreement shall be null and void ab initio, and the Prior Agreement (as defined below) shall remain in full force and effect in accordance with its terms.

RECITALS

A. The Company is a corporation organized under the laws of Delaware. It is engaged in the business of marketing pool supplies and related pool equipment and products.

B. Executive, the Company (f/k/a Leslie’s Holdings, Inc.) and Leslie’s Poolmart, Inc. (together with the Company, the “Companies”) are parties to that Amended and Restated Executive Employment Agreement, dated as of November 9, 2017, but effective as of October 1, 2017, governing the Companies’ employment of Executive (the “Prior Agreement”).

C. The Company wishes to continue to employ Executive as its Executive Vice President, Chief Financial Officer, Secretary and Treasurer, and Executive desires to continue to be so employed by the Company and act in such capacities.

D. This Agreement will supersede the Prior Agreement in its entirety effective as of the Effective Date, and by entering into this Agreement, Executive waives any and all rights he may have to terminate his employment for Good Reason under the Prior Agreement.

The parties agree as set forth below:

1. Employment. The Company agrees to continue to employ Executive to render the services specified herein on the terms and conditions and for the compensation herein provided, and Executive accepts such employment.

2. Term. The term of employment of Executive will last for five (5) years from the Effective Date (the “Term of Employment”). The Term of Employment will automatically extend for successive one (l)-year periods following the fifth anniversary of the Effective Date, unless:

(a) the Company or Executive delivers written notice to the other party no later than ninety (90) days prior to the fifth anniversary of the Effective Date or any subsequent anniversary of the Effective Date, as the case maybe, of intent not to renew; or

(b) Executive’s employment is terminated in accordance with Sections 5, 6 or 8. Any extension under this Section 2 shall be considered part of the “Term of Employment.”

3. Positions and Duties. During the Term of Employment, Executive will serve as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of the Company. Executive will have responsibilities and authority, and perform executive duties, appropriate to his positions.

Excluding periods of vacation and sick leave, Executive is to devote substantially his full attention and time to his responsibilities to the Company. However, he may serve on boards and committees of other businesses or industrial groups, attend to personal investments, and engage in civic and charitable endeavors, provided that such activities are not competitive with the business of the Company and do not unduly interfere with Executive’s attention to his responsibilities under this Agreement.

If, during the Term of Employment, the Company offers, and Executive accepts, a position different than that described in this Section 3, and such new position represents a Material Diminution in position or requires Relocation (as those terms are defined in Section 6(b)), then Executive shall have no more than sixty (60) days after beginning work in such new position to exercise the Good Reason termination clause under Section 6(b); following which sixty (60)-day period, if he has not then so terminated, Executive shall be deemed to have thereafter waived all rights to terminate for Good Reason in respect of such Material Diminution or Relocation.

4. Compensation and Benefits.

(a) Base Salary. Beginning on the Effective Date, Executive’s annual base salary will be no less than $570,000, less normal withholdings, paid in accordance with the Company’s standard payroll practices.

(b) Executive Bonus Plan. Executive will participate in the Company’s bonus plan applicable to its senior executives. Executive’s target bonus will be at least 100% of his base salary in effect at the end of the fiscal year and the plan shall provide for a minimum bonus of 50% of target upon achievement of threshold performance (as determined in accordance with the terms thereof). Executive’s annual bonus will be paid in accordance with the Company’s standard bonus payment practices.

(c) IPO Bonus. Within fifteen (15) days following the Effective Date, the Company shall pay to Executive a one-time cash bonus in the amount of $550,000.

(d) Expenses. Executive shall he entitled to receive prompt reimbursement for all expenses reasonably and necessarily incurred by Executive in performing his duties hereunder, in accordance with the Company’s then existing practices and policies for executives and subject to the approval of the Chairman of the Board or his or her designee.

(e) Benefit Plans and Other Fringe Benefits. Executive shall be eligible to participate in any medical, dental, life insurance, disability, retirement, profit-sharing, savings, stock option plan or stock-based compensation plan made generally available by the Company to executives of the Company presently or in the future, subject to and on a basis consistent with the terms, conditions and administration of any such plan. In addition, Executive shall be entitled to vacation and sick leave benefits in accordance with the policies applicable to other senior executives of the Company, provided, however, that Executive shall be entitled to not less than four (4) weeks of paid vacation each fiscal year. Permission to exceed the maximum accrual of vacation hours must be approved in writing by the Chairman of the Board.

5. Termination of Employment by the Company.

(a) Termination for Cause. Executive’s employment with the Company may be terminated at any time by the Board for Cause. The Company will pay to Executive, within thirty (30) days of termination for Cause, (i) any unpaid base salary that has been earned at the time of such termination; (ii) any reimbursements to which he was entitled pursuant to Section 4(d); (iii) any compensation for accrued but unused vacation pursuant to the Company’s vacation accrual policy and applicable law; and (iv) any other amounts or benefits due after the termination of employment under the terms of other agreements, awards, plans’ arrangements, policies or programs (payable or provided in accordance with the terms thereof).

(b) Cause. For purposes of this Agreement, “Cause” means:

(i) Executive’s breach of this Agreement or of a material Company policy;

(ii) the engaging by Executive in willful, reckless or grossly negligent misconduct;

(iii) Executive’s indictment, charge, conviction or guilty plea (or plea of nolo contendere) with respect of an offense involving moral turpitude or a felony; or

(iv) Executive failing or refusing to perform any material obligation or to carry out the reasonable directives of Executive’s reporting relationship consistent with his duties under Section 3, and Executive fails to cure the same within a period often (10) days after written notice of such failure is provided to Executive by the Company.

(c) Termination Without Cause. Executive’s employment may be terminated without Cause at any time by the Board without any required period of notice. However, if Executive’s employment is terminated without Cause, the Company shall pay or provide the following payments and benefits to Executive (subject to applicable withholding and subject to Executive’s execution of a general release of claims in favor of the Company (in a form provided by the Company) and such release of claims becoming effective and irrevocable within thirty (30) days following such termination of employment (or such longer period as may be required to obtain a full and valid release of all claims under applicable law), with the date on which such release of claims first becomes fully effective and irrevocable, the “Release Effective Date”):

(i) all amounts and benefits specified in Section 5(a) above (but without duplication as to amounts and benefits described in clauses (ii) through (v) below);

(ii) 200% of Executive’s base salary in effect at the time of the termination, to be paid in a lump sum to Executive no later than fourteen (14) days after the Release Effective Date;

(iii) 200% of Executive’s target bonus for the year of termination, to be paid to Executive no later than fourteen (14) days after the Release Effective Date;

(iv) the Company will reimburse Executive for the premiums actually paid by him for health and medical-care insurance coverage of Executive and his dependents under COBRA for a period of up to eighteen (18) months after the termination; and

(v) Executive shall be entitled to independent, offsite, executive career transition and outplacement services provided by a nationally recognized outplacement firm, including one-on-one coaching covering reemployment, career changes, entrepreneurial/consulting ventures, etc., and access to comprehensive office and administrative services for a period not to exceed six (6) months following Executive’s termination of employment. Such outplacement services will be provided by an organization selected mutually by Executive and the Company and paid for by the Company.

6. Executive Termination.

(a) Voluntary Termination. During the Term of Employment, Executive may terminate his employment for any reason upon not less than thirty (30) days’ prior written notice to the Company; provided, that, the Company may accelerate Executive’s employment termination date to the date on which Executive gives the Company notice of termination or on any date between such dates. If the Company accelerates Executive’s termination date, Executive shall be paid the amounts and benefits specified in Section 5(a) above as if he had worked the entirety of the actual notice period, but not in excess of thirty (30) days.

(b) Good Reason Termination. Notwithstanding Section 6(a), Executive may terminate his employment for “Good Reason” in accordance with and during the period specified in Section 3 above upon fifteen (15) days’ prior written notice to the Company. For this purpose, “Good Reason” shall be deemed to exist if:

(i) there is a material diminution in title and/or duties, responsibilities or authority of Executive (“Material Diminution”);

(ii) the Company requires Executive to move to another location of the Company or any affiliate and the distance between the new job site is at least fifty (50) miles away from Metropolitan Phoenix, Arizona (“Relocation”);

(iii) there is a willful failure or refusal by the Company to perform any material obligation under this Agreement; or

(iv) there is a reduction in Executive’s base salary or annual bonus target amount or any other benefit.

In each such case, Executive shall provide the Company with written notice of the grounds for a Good Reason termination within thirty (30) days following the initial existence thereof, and the Company shall have a period of thirty (30) days to cure after receipt of the written notice. Resignation by Executive following the Company’s cure or before the expiration of the thirty (30)-day cure period shall constitute a voluntary resignation and not a termination for Good Reason. If, during the Term of Employment, Executive terminates his employment for Good Reason, Executive will be entitled to the amounts and benefits provided in Sections 5(c)(i) through 5(c)(v), subject, for the avoidance of doubt, to the general release of claims required pursuant to Section 5(c).

7. Mitigation. Executive agrees that upon any termination pursuant to this Agreement, Executive shall have no duty to mitigate his damages. Executive will not be obligated to actively seek employment or to accept employment unsatisfactory to Executive. Executive further agrees that if, in the event Executive obtains other employment before the expiration of the eighteen (18)-month period noted in Section 5(c)(iv), under which Executive and his dependents would be provided health and medical-care insurance coverage under such employer’s benefit plans or policies, then the Company’s obligation to continue to pay for health and medical-care insurance coverage under Section 5(c)(iv) shall immediately cease and terminate.

8. Death and Disability.

(a) Disability, If Executive should become disabled from performing his duties hereunder for a period exceeding the maximum leave allowed under the Family and Medical Leave Act (“FMLA”) and any analogous state law, the Company may terminate Executive’s employment upon thirty (30) days’ written notice. It is agreed that given the nature of Executive’s position it would not be reasonable for the Company to provide for a leave for a longer period of time. In the event of such termination, Executive will be entitled to the amounts and benefits provided in Sections 5(c)(i) through 5(c)(v), subject, for the avoidance of doubt, to the general release of claims required pursuant to Section 5(c). Executive’s rights under any benefit plan as described in Section 4(e) will be those rights accorded to any terminated employee under the plan provisions and applicable law.

(b) Death. If Executive should die during the Term of Employment, his estate will receive the payments described in Sections 5(c)(i) through 5(c)(v), subject, for the avoidance of doubt, to his estate’s general release of claims required pursuant to Section 5(c).

9. Confidentiality and Trade Secrets. Executive recognizes that he will have access to trade secrets and proprietary information (the “Company Information”) of the Company and any affiliate thereof (a “Company Affiliate”), and he recognizes that, should such information be revealed to a competitor, the Company would be materially damaged in an amount difficult to calculate. Except in the performance of his duties to the Company, Executive shall not, during the Term of Employment and at all times thereafter, directly or indirectly for any reason whatsoever, disclose or use any such Company Information, All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to or containing Company Information, which Executive has prepared, used or encountered or shall in the future prepare, use or encounter, shall be and remain the Company’s sole and exclusive property and shall constitute Company Information.

(a) Upon the expiration of the Term of Employment, or whenever requested by the Company, Executive shall promptly deliver to the Company any and all Company Information and copies thereof, not previously delivered to the Company, that may be in the possession or under the control of Executive. The foregoing restrictions shall not apply to the use, divulgence, disclosure or grant of access to Company Information to the extent, but only to the extent, (i) expressly permitted or required pursuant to any other written agreement between or among Executive and the Company (and/or Company Affiliates); (ii) such Company Information which has become publicly known and made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved; or (iii) Executive is required to disclose Company Information by or to any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction; provided, that Executive shall, prior to any such disclosure, immediately notify the Company of such requirement; provided, further, that the Company shall have the right, at its expense, to object to such disclosures and to seek confidential treatment of any Company Information to be so disclosed on such terms as it shall determine.

(b) Nothing in this Agreement shall prohibit or restrict the Company, any Company Affiliates, Executive or their respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization and/or pursuant to the Sarbanes-Oxley Act; or (iii) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement prohibits or restricts the Company, any Company Affiliate or Executive from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.

(c) Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company or any Company Affiliate that (i) is made (A) in confidence to a Federal, State or local government official, either directly or indirectly, or to Executive’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

10. Return of All the Company’s Property and Documents. Upon the termination of his employment, Executive immediately will return to the Company all property of the Company, including, without limitation, all documents and information, however maintained (including computer files, tapes and recordings), concerning the Company or acquired by Executive in the course and scope of his employment (excluding only those documents relating to Executive’s own salary and benefits), any laptop computer, Company-owned automobile(s), keys, access cards or credit cards,

11. Noninterference.

(a) Executive agrees that during the Term of Employment and for three (3) years subsequent to termination of Executive’s employment with the Company for any reason (the “Non-Compete Term”), Executive shall not:

(i) Either directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, firm, partnership, corporation, business, group or other entity (each, a “Person”), engage in any Competing Business, whether as an employee, consultant, partner, principal, agent, representative, stockholder or other individual, corporate or representative capacity, or render any services or provide any advice or substantial assistance to any such Person that engages in a Competing Business. “Competing Businesses” shall include any business which derives material revenue from the sale of swimming pool products or the service of swimming pools.

(ii) Either directly or indirectly, for himself or on behalf of or in conjunction with any other Person, solicit, hire or divert any Person who is, or who was, at the time of termination of Executive’s employment, or has been within six (6) months prior to the time of termination of Executive’s employment, an employee of the Company or any Company Affiliate for the purpose or with the intent of enticing such employee away from the employ of the Company or any Company Affiliate.

(iii) Either directly or indirectly, for himself or on behalf of or in conjunction with any other Person, solicit, hire or divert any Person who is, or who was, at the time of termination of Executive’s employment, or has been within six (6) months prior to the time of termination of Executive’s employment, a customer or supplier of the Company or any Company Affiliate for the purpose or with the intent of (A) inducing or attempting to induce such Person to cease doing business with the Company or any Company Affiliate or (B) in any way interfering with the relationship between such Person and the Company or any Company Affiliate.

(b) The covenants in this Section 11 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and this Agreement shall thereby be reformed to reflect the same.

(c) All of the covenants in this Section 11 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the period following the termination of Executive’s employment with the Company during which the agreements and covenants of Executive made in this Section 11 shall be effective, shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this Section 11.

(d) Notwithstanding any of the foregoing, if any applicable law, judicial ruling or order shall reduce the time period during which Executive shall he prohibited from engaging in any competitive activity described in this Section 11, the period of time for which Executive shall be prohibited, pursuant to this Section 11 shall be the maximum time permitted by law.

12. Arbitration. Executive and the Company agree that any and all disputes, controversies or claims arising out of or related to this Agreement or its breach, including without limitation, disputes, claims or controversies concerning the validity of this Agreement, in whole or in part, shall be determined exclusively by final and binding arbitration before a single arbitrator in Phoenix, Arizona administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness, and that judgment upon the award of the arbitrator may be rendered in any court of competent jurisdiction. The arbitrator shall be selected from a list of arbitrators provided by JAMS with substantial professional experience in employment matters. The Company will pay all administration fees associated with the arbitration and the cost of arbitrator, it being the parties’ intention that Executive not bear any costs that he would not be required to bear in a court proceeding.

The arbitrator’s authority and jurisdiction shall be limited to determining the dispute in arbitration in conformity with law, to the same extent as if such dispute were to be determined as to liability and remedy by a court without a jury. The arbitrator shall render an award that shall include a written statement of opinion setting forth the arbitrator’s findings of fact and conclusions of law. The Company and Executive expressly waive all rights to a jury trial in court on all statutory or other claims.

13. Indemnification. Executive shall be provided with an indemnification agreement on the same terms as the Company’s other senior executives and shall be covered as an officer and director under any directors’ and officers’ liability insurance policy maintained by the Company or by any Company Affiliate for the benefit of the officers of the Company.

14. Assignability: Third Party Beneficiary.

(a) In the event the Company shall merge or consolidate with any other partnership, limited liability company, corporation or business entity, or all or substantially all the Company’s business or assets shall be transferred in any manner to any other partnership, limited liability company, corporation or business entity, such successor shall thereupon succeed to, and be subject to, all rights, interests, duties, obligations of, and shall thereafter be deemed for all purposes hereof to be, the Company hereunder.

(b) This Agreement is personal in nature and none of the parties hereto shall, without the written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except by operation of law or pursuant to the terms of Section 14(a) above.

Nothing expressed or implied herein is intended or shall be construed to confer upon or give to any Person, other than the parties hereto, any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition hereof

15. Governing Law. This Agreement was negotiated, executed and delivered within the State of Arizona, and the rights and obligations of the parties shall be construed, enforced and governed by the laws of the State of Arizona applicable to contracts to be performed entirely within the state.

16. Notice. Any written notice or other document required or permitted to be given under this Agreement, including payments, shall be personally delivered or mailed, by certified mail or by first class U.S. mail, as follows:

If to Executive:

Mr. Steven M. Weddell

[*]

If to the Company:

2005 E. Indian School Road

Phoenix, AZ 85016

Attn.: Chairman of the Board

Notice shall be deemed to have been given immediately upon personal delivery or on the third business day following placement in the U.S. mail in the continental United States (or on the fifth business day if placed in the U.S. mail elsewhere in the United States) as specified above.

17. Successors. Any payments and benefits due to Executive under this Agreement that have not been made to Executive at the time of Executive’s death will be made to his surviving spouse or, if none, to his estate. This Agreement will inure to the benefit of, and be enforceable by, the Company and its successors and Executive and his beneficiaries, administrators and executors.

18. Representation. Executive has reviewed and understands the terms of this Agreement and has been able to obtain, and has obtained, any legal or other advice he determined was appropriate in connection with the negotiation and execution of this Agreement.

19. Survival of Obligations. Provisions of this Agreement imposing obligations that, by character, design or otherwise, must be or can be discharged following termination of employment will remain in effect after the end of the Term of Employment until all such obligations are discharged.

20. Counterparts. This Agreement may be executed in counterparts, which may be delivered by any electronic means. When each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one Agreement which shall be binding upon and effective as to all parties. No counterpart shall be effective until all parties hereto have executed and exchanged an executed counterpart hereof.

21. No Waiver. A party’s failure to enforce any provision or provisions of this Agreement will be provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

22. Partial Invalidity. The invalidity or unenforceability of any provision or portion of this Agreement will not affect the validity or enforceability of the other provisions or portions of this Agreement.

23. Entire Agreement. This Agreement constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and/or written agreements, including the Prior Assignment. There are no other agreements, written or oral, expressed or implied, between the parties hereto concerning the subject matter hereof, except as embodied in this Agreement. This Agreement may be modified or amended only by an agreement in writing signed by the parties.

24. Representations and Warranties. The Company represents and warrants to Executive that this Agreement has been approved by the Board. Executive represents and warrants to the Company that the execution and performance of this Agreement do not and will not conflict with, violate or give rise to any liability on the part of Executive or the Company under any agreement or policy to which Executive is subject or bound.

25. Tax Matters.

(a) The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) To the extent applicable, the intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(c) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the period of time during which Executive may consider the general release of claims referenced in Section 5(c) spans two calendar years, the payments referenced in Section 5(c)(ii) and Section 5(c)(iii) will be made in the later calendar year, no later than fourteen (14) days following the later to occur of (i) the Release Effective Date and (ii) January 1st of the later calendar year.

(d) Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 25(d) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(e) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(f) For purposes of Code Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(g) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

LESLIE’S, INC.

By:	/s/ Michael Egeck
Name: Michael Egeck
Title: CEO

EXECUTIVE

By:	/s/ Steven M. Weddell
Steven M. Weddell